EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post -Effective Amendment No. 3 to the Registration Statement on Form S-3 and related Prospectus of NetSol Technologies, Inc. of our reports dated September 15, 2014 relating to our audit of the consolidated financial statements of NetSol Technologies, Inc., included in and incorporated by reference in the Annual Report on Form 10-K of NetSol Technologies, Inc. for the years ended June 30, 2014 and June 30, 2013 respectively.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Kabani & Company Certified Public Accountants
Los Angeles, California September 17, 2014

EX-2